Press Release

Earthstone Energy, Inc. Provides Update on North Dakota Bakken Activities

On Thursday December 16, 2010, 8:30 am EST

DENVER, Dec. 16, 2010 -- Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc. (Earthstone, Basic or the Company) (OTC Bulletin Board: BSIC.ob), reported the status of three new Bakken wells that were in the planning stage in September when the wells were disclosed at its Annual Shareholder Meeting.

The Fossum 15-35H, located in the Indian Hill Field, McKenzie County, ND, has been drilled, completed and is producing.  This horizontal Bakken well reached a total depth of 20,670 feet and is expected to cost a total of approximately $6.4 million for drilling and completion.  The well is still on confidential status and an initial production rate has not been determined. However, the Company expects the well to have an initial production rate of over 1,000 barrels of oil per day.  SM Energy, Inc., Denver, CO, is the operator of the well and Earthstone has a 0.2679% working interest.

The Ceynar 29-32H, located in the Banks Field, McKenzie County, ND, has been drilled horizontally in the Bakken formation and reached a total depth of 21,068 feet.  The well's tank battery is currently being constructed in preparation to hydraulically stimulate the well.  Zenergy, Inc., Tulsa, OK, is the operator of the well which is expected to cost a total of $7.0 million for drilling and completion.  Earthstone has a 0.132% working interest in the well and is expected to be on production by mid-February 2011.

The Mondak Federal 24X-12 is a horizontal Bakken well located in the Mondak field, McKenzie County, ND.  The well reached a total depth of 20,890 feet and is expected to cost a total of approximately $6.6 million for drilling and completion.  The well's tank battery has been constructed and completion operations are currently underway.  XTO Energy, Inc., Fort Worth, TX, is the operator of the well and Earthstone has a 2.7813% working interest.  The well is expected to be on production by the end of January 2011.

In a surprise development, Earthstone was recently informed by XTO Energy, Inc. that due to a land ownership error, the Company has an interest in a third horizontal Bakken well in the Mondak field.  This well, the Mondak Federal 14X-11, was drilled and completed in January and February 2010 and had an initial production rate of 1,175 barrels of oil per day and 684 MCF gas per day.  To date, the well has cumulative production of over 45,000 barrels of oil and 25,000 MCF of gas. Earthstone now has a 2.1779% working interest in the well.  The Company estimates its total cost for this well to be approximately $150,000 and estimates its share of cumulative production over the last eight months to have contributed over $50,000 toward payout of this cost.

Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone Energy is traded on the Over The Counter Bulletin Board under the symbol BSIC.  Information on Earthstone Energy can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements also include comments regarding the future importance of newly drilled or recompleted wells.  Factors that could cause actual results to differ materially include price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  The Company disclaims any obligation to update forward-looking statements.